NEWS RELEASE

Contact:     Wendy S. Schmucker

                  Senior Vice President, Secretary and Treasurer

                  724-537-9921

For Immediate Release

Commercial National Announces Third Quarter Balance Sheet Restructuring

LATROBE, PA, September 22, 2004 – The Board of Directors of Commercial National Financial Corporation (NASDAQ:CNAF), parent company of Commercial Bank of Pennsylvania and Highview Trust Company, at its regularly scheduled meeting on September 21, 2004, unanimously authorized a balance sheet restructuring through the prepayment of $55.0 million in borrowings from the Federal Home Loan Bank (FHLB) with a weighted average cost of 5.22%. The Corporation expects to incur penalties in conjunction with the advances prepayment which will result in a one-time charge of approximately $4.4 million (or $2.9 million after tax). The advances will be repaid, and the penalties paid, with funding from pre-existing surplus cash and cash equivalents.  Although the one-time charge will materially reduce earnings for this quarter and the year, the Corporation remains well-capitalized, and this balance sheet restructuring should improve the Company’s overall mix of funding liabilities. As a result, interest expense in future years will be reduced and, assuming there is no substantial increase in market interest rates, future net interest margin and future earnings should be enhanced.

Gregg Hunter, President & CEO, noted,” Coming in the aftermath of the reformed banking business practices mandated by the board of directors earlier this year, this balance sheet restructuring should benefit the ongoing financial condition and future financial performance of the Company.”

Mr. Hunter added, “The board and management are fully committed to doing whatever is required to enhance the long-term interests of all the corporation’s shareholders. This balance sheet restructuring represents a follow-through on our commitment.”

In addition to Latrobe where it is headquartered, the company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, Norwin, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area.  Commercial Bank also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system. The company operates a trust company, Highview Trust Company, headquartered in Greensburg, Pennsylvania.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” "should", “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the company, and the company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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